EX 99.28(e)(1)(ii)

Amendment to JNL Variable Fund LLC

Second Amended and Restated Distribution Agreement

This Amendment is made by and between JNL Variable Fund LLC, a Delaware limited liability company (the “Company”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Company and JNLD (the “Parties”) entered into a Second Amended and Restated Distribution Agreement effective July 1, 2017 (the “Agreement”), whereby the Company appointed JNLD as distributor (the “Distributor”) of the shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the Board of Managers of the Company has approved the following changes (collectively, the “Changes”), effective September 25, 2017:

1)	An increase in the 12b-1 fee payable by each fund, for Class A, from 0.20% to 0.30%.

2)	Renaming all existing Class B shares to Class I shares for all Funds.

3)	Fund name changes for the following funds:

JNL/Mellon Capital Global 30 Fund to the JNL/Mellon Capital MSCI World Index Fund;
JNL/Mellon Capital Communications Sector Fund to the JNL/Mellon Capital Telecommunications Sector Fund;
JNL/Mellon Capital Consumer Brands Sector Fund to the JNL/Mellon Capital Consumer Discretionary Sector Fund;
JNL/Mellon Capital Oil & Gas Sector Fund to the JNL/Mellon Capital Energy Sector Fund;
JNL/Mellon Capital Technology Sector Fund to the JNL/Mellon Capital Information Technology Sector Fund; and
JNL/Mellon Capital Nasdaq® 100 Fund to the JNL/Mellon Capital Nasdaq® 100 Index Fund.

Whereas, pursuant to the approval of the Changes, as outlined above, the Parties have agreed to amend Schedule A of the Agreement, effective September 25, 2017, to:

1)	Update the 12b-1 fee payable by each fund, for Class A, from 0.20% to 0.30%.

2)	Rename Class B references to Class I.

3)	Update the fund names for the fund name changes outlined above.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

2)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Company and the Distributor have caused this Amendment to be executed, effective September 25, 2017.

Attest:		JNL Variable Fund LLC

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Kiana Rogers	By:	/s/ Alison Reed
	Kiana Rogers	Name:	Alison Reed
		Title:	EVP JNLD Operations

Schedule A
Dated September 25, 2017

Fund	Class	Maximum 12b-1 FEE[1]
JNL/Mellon Capital DowSM Index Fund	Class A Class I	0.30% None
JNL/Mellon Capital JNL 5 Fund	Class A Class I	0.30% None
JNL/Mellon Capital MSCI World Index Fund	Class A Class I	0.30% None
JNL/Mellon Capital Nasdaq® 100 Index Fund	Class A Class I	0.30% None
JNL/Mellon Capital S&P® SMid 60 Fund	Class A Class I	0.30% None
JNL/Mellon Capital Consumer Discretionary Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Energy Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Financial Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Healthcare Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Information Technology Sector Fund	Class A Class I	0.30% None
JNL/Mellon Capital Telecommunications Sector Fund	Class A Class I	0.30% None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1